Exhibit 99.2

Mattel Announces Departure of Richard Dickson, President and
Chief Operating Officer

Lisa McKnight and Josh Silverman Promoted to EVP and Chief Brand Officer and EVP and Chief Franchise Officer, respectively

Chris Down Promoted to EVP and
Chief Design Officer

EL SEGUNDO, Calif., Jul. 26, 2023 -- Mattel, Inc. (NASDAQ: MAT) today announced that Richard Dickson, President and Chief Operating Officer, will step down from his position with the Company effective August 3, 2023 to take the role of president and chief executive officer at another public company.

The company has promoted Lisa McKnight to Executive Vice President and Chief Brand Officer, overseeing all of Mattel’s toy categories and global brands, as well as design and development. Josh Silverman has been promoted to Executive Vice President and Chief Franchise Officer. His role has expanded to include leadership of digital gaming and licensed entertainment, in addition to global consumer products, publishing, promotions, and location-based entertainment, as well as franchise management. Both executives will assume Dickson’s responsibilities and report to Ynon Kreiz, Chairman and Chief Executive Officer of Mattel. The company has also promoted Chris Down to Executive Vice President and Chief Design Officer, reporting to McKnight.

Kreiz said: “On behalf of our Board and everyone at Mattel, I thank Richard for his tremendous contributions. Among his many achievements, Richard has led the growth of some of the world’s most iconic and purpose-driven brands. I am personally grateful for the friendship, the partnership, and for his work in developing and growing the best brand and franchise team in the business today. We wish Richard great success in his new role.”

Kreiz continued: “Our strong and talented leadership team and the entire brand management organization are in an excellent position to continue to execute our strategy to grow our IP-driven toy business and expand our entertainment offering. Following the incredibly successful Barbie movie release, we look forward to further capitalizing on the many exciting opportunities to capture the full value of our iconic brands outside the toy aisle.”

Dickson said: “Mattel is a remarkable company that is heading into an exciting new era. I’m immensely proud of the work we did together driving brand purpose, design innovation, cultural relevance, and executional excellence. I thank Ynon, the Board, the leadership team, and the entire Mattel organization for their partnership and the incredible work we did together. It has been an inspiring journey and a true honor to be part of this amazing community and company.”

Lisa McKnight has held senior leadership positions at Mattel for nearly 25 years and has been the global head of Barbie since 2016 and Dolls since 2019. In this role she has led the transformation of Barbie and has driven significant portfolio expansion. Under her leadership, Barbie was the #1 Global Toy Property for 2020 and 2021 and the #1 Global Doll Property for 2020 through 2022, per Circana. She also led the successful relaunch of Monster High and played a key role in winning back the licensing rights to Disney Princess and Disney Frozen franchises. McKnight was recently recognized as one of the top brand marketers in the world by Forbes.

Exhibit 99.2
McKnight said: “It is an honor to oversee brands, products, and partnerships that are rooted in purpose and help children explore the wonder of childhood and reach their full potential.  I could not be prouder to lead this exciting next chapter of our iconic portfolio of brands with the best talent in the industry.”

Josh Silverman joined Mattel in 2022 as Global Head of Consumer Products and Chief Franchise Officer, following 20 years in leadership roles with The Walt Disney Company and Marvel. Since joining Mattel, he has expanded the company’s consumer products and publishing businesses, as well as live and location-based entertainment such as the World of Barbie traveling exhibit, Hot Wheels Monster Trucks Live, and the upcoming Mattel Adventure Park. Most notably, Silverman oversaw the execution of more than 165 consumer products partnerships and retail tie-ins related to the Barbie movie. He is widely regarded as one of the most accomplished executives in the consumer products industry.

Silverman said: “We have only begun to capture the tremendous commercial opportunity in Mattel’s world-class portfolio of IP. I am thrilled to take on this expanded role at such an exciting time in our growth as an IP-driven, high-performing toy company. I look forward to continuing to complement our incredible toy business by extending and deepening the emotional connection to Mattel brands, franchises, and characters for fans around the world.”

Chris Down has been a key leader in his 18 years with the company, and 30 years in the toy industry overall. He was appointed Senior Vice President and Chief Design Officer in 2019 leading Mattel’s global design and product development. He previously held senior creative and leadership roles including General Manager of Vehicles and Hot Wheels. Down’s experience spans a range of functions, brands, and categories at Mattel, as well as prior leadership positions at Hasbro and Atari Interactive.

About Mattel
Mattel is a leading global toy company and owner of one of the strongest catalogs of children’s and family entertainment franchises in the world. We create innovative products and experiences that inspire, entertain, and develop children through play. We engage consumers through our portfolio of iconic brands, including Barbie®, Hot Wheels®, Fisher-Price®, American Girl®, Thomas & Friends™, UNO®, Masters of the Universe®, and MEGA®, as well as other popular intellectual properties that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming and digital experiences, music, and live events. Founded in 1945, we operate in 35 locations and our products are available in more than 150 countries in collaboration with the world’s leading retail and ecommerce companies. Mattel is proud to be a trusted partner in empowering children to explore the wonder of childhood and reach their full potential. Visit us online at mattel.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains a number of forward-looking statements, which are statements that relate to the future and are, by their nature, uncertain. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “looks forward,” “confident that,” “believes,” and “targeted,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information and assumptions, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond Mattel’s control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference are described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so, except as required by law.

Exhibit 99.2
News Media
Catherine Frymark
catherine.frymark@mattel.com

Securities Analysts
David Zbojniewicz
david.zbojniewicz@mattel.com
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